Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-215621, 333-214355, 333-219739, 333-241649, 333-254300 and 333-267338) and Form S-8 (Nos. 333-215119, 333-231514, 333-238798, 333-264599 and 333-272352) of Permian Resources Corporation (the “Company”), of our report dated March 8, 2023, relating to the consolidated financial statements of Earthstone Energy, Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, appearing in this Current Report on Form 8-K of the Company.

/s/ Moss Adams LLP

Houston, Texas

September 19, 2023